January 25, 2018

Dear Stockholder:

We are pleased to enclose the 16th regular quarterly dividend for MacKenzie Realty Capital (MRC), in the amount of $0.175 per share, an annualized rate of 7%.  In addition, we are paying a special dividend in the amount of $0.075 per share, primarily from the liquidation of KBS REIT and a special distribution from the sale of properties within our investments in Uniprop Manufactured Housing II and KBS Legacy Partners Apartment REIT.  In total the fourth calendar quarter dividend is $0.25 per share, an annualized rate of 10%.

This dividend is being paid 100% from income generated by operations, and 0% is return of capital.  For any Shares issued pursuant to a closing during the Fourth Calendar Quarter 2017, dividends will be pro-rated based upon the "acceptance date" for such closings. Shares issued with an effective date of November 1, 2017, will receive $0.1667 per Share and shares issued with an effective date of September 1, 2017, will receive $0.0833 per Share.

If you have invested through a trustee or participate in the Dividend Reinvestment Plan, a dividend statement is enclosed in lieu of a check.  The Board of MRC anticipates making future dividends, if any, within 45 days after the close of the previous fiscal quarter.

Further, below is our 2017 dividend allocation for federal income tax purposes.  MRC's tax return for the year ended December 31, 2017, has not yet been filed.  As a result, the income tax allocation for the dividends discussed below has been calculated using the best available information as of the date of this announcement.  Please note, the dividend included herewith was attributable to taxable income and gains recognized in 2017.

Record Date	Payable Date	Ordinary Dividend	Capital Gain	Distribution per Share
1/1/2017	5/16/2017	$ 0.1008	$ 0.1092	$ 0.21000

4/1/2017	8/29/2017	$ 0.084	$ 0.0910	$ 0.17500

7/1/2017	11/10/2017	$ 0.084	$ 0.0910	$ 0.17500

10/1/2017	1/26/2018	$ 0.1200	$ 0.1300	$ 0.25000

	Totals	$ 0.3888	$ 0.4212	$ 0.81000
		48.00%	52.00%

Please note that tax laws affect taxpayers differently, and the above information is not intended as advice to stockholders as to how dividends should be reported on their tax returns.  We encourage stockholders to consult with their own tax advisors with respect to the income tax effects of these dividends.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.

Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "continue," "remains," "intend," "aim," "towards," "should," "prospects," "could," "future," "potential," "believe," "plans," "likely," "anticipate," "position," "probable," "committed," "achieve," "rewarded," and "focused," or the negative thereof or other variations thereon or comparable terminology, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.